Exhibit 99.2

Brooks Automation Closes Sale of Granville-Phillips to MKS Instruments

CHELMSFORD, Mass., May 30, 2014 (GLOBE NEWSWIRE) -- Brooks Automation, Inc. (Nasdaq:BRKS) today announced that it has closed the sale of its Granville-Phillips instrumentation business, based in Longmont, CO, to MKS Instruments, Inc., headquartered in Andover, MA, for $87 million in cash.
Granville-Phillips was founded in 1954, acquired by Helix Technology in 1998 and became part of Brooks through its merger with Helix in 2005. Granville-Phillips generated approximately $28 million in revenue in fiscal year 2013. Brooks previously announced on March 18, 2014 that the company had entered into an agreement to sell Granville-Phillips to MKS.
Needham & Company served as financial advisor to Brooks on the transaction.

About Brooks Automation, Inc.
Brooks is a leading worldwide provider of automation and cryogenic solutions for multiple markets including semiconductor manufacturing and life sciences. Our technologies, engineering competencies and global service capabilities provide customers speed to market, and ensure high uptime and rapid response, which equate to superior value in their mission-critical controlled environments. Since 1978, we have been a leading partner to the global semiconductor manufacturing market and through product development initiatives and strategic business acquisitions; we have expanded our reach to meet the needs of customers in the life sciences industry, analytical & research markets and clean energy solutions. Brooks is headquartered in Chelmsford, MA, with direct operations in North America, Europe and Asia.
For more information, please visit www.brooks.com

Contact:
Lynne Yassemedis
Brooks Automation, Inc.
978-262-2400
www.brooks.com

Investor Relations
John Mills
ICR, Inc.
Partner
310-954-1105